                                                                      Exhibit 99



               EVERGREENBANCORP ISSUES TRUST PREFERRED SECURITIES

Seattle, WA. May 24, 2002. EvergreenBancorp, Inc., (OTCBB:EVGG) announced today that it has completed an issuance of $5 million in trust preferred securities through a newly formed special purpose business trust, EvergreenBancorp Capital Trust I. The securities were sold in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended.

Under the terms of the transaction, the trust preferred securities have a maturity of 30 years and the holders are entitled to receive cumulative cash distributions on a quarterly basis at a variable annual rate, reset quarterly, equal to three month LIBOR plus 3.50%. In general, the securities will not be redeemable for five years except in the event of certain special redemption events.

EvergreenBancorp will invest most of the proceeds from the sale of the securities in its wholly-owned subsidiary, EvergreenBank. The proceeds are expected to qualify as capital under regulatory guidelines and will support EvergreenBank's lending and other operations.

EvergreenBancorp President and CEO, Gerald O. Hatler, stated that "issuance of the trust preferred securities will add additional resources to help achieve growth objectives and position us to respond to opportunities which may arise in the marketplace."

EvergreenBancorp is a bank holding company and its subsidiary, EvergreenBank, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue.

Cautionary Statement: this press release is intended as general information regarding EvergreenBancorp's issuance of trust preferred securities and does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

This press release contains certain "forward-looking statements," which are made pursuant to the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Factors that could have a material adverse effect on the operations and future prospects of EvergreenBancorp and its subsidiary include, but are not limited to, changes in: interest rates, general economic conditions, regional economic conditions affected by such events as layoffs by Boeing and other companies, laws and regulations, monetary and fiscal policies of the United States Government, the quality or composition of the loan or securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in EvergreenBancorp's market area. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning EvergreenBancorp and its business, including additional factors that could materially affect its financial results, is included in the Company's filings with the Securities and Exchange Commission.



Contact Information:
EvergreenBancorp, Inc.
Bill Filer, 206/628-4263